Exhibit 99.1

J.P. Morgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE

JPMORGAN CHASE, BANK ONE COMPLETE MERGER

NEW YORK and CHICAGO, July 1, 2004—J.P. Morgan Chase & Co. (NYSE:JPM) and Bank One Corporation today completed the merger of their holding companies, effective 12:01 a.m. July 1, 2004. The combined company will be known as J.P. Morgan Chase & Co.

Bank One stockholders will receive 1.32 shares of JPMorgan Chase common stock for each share of Bank One common stock. JPMorgan Chase stock will continue to trade on the New York Stock Exchange under the ticker symbol JPM; Bank One stock traded for the last time June 30, 2004.

J.P. Morgan Chase & Co. is a leading global financial services firm with assets of $1.1 trillion and operations in more than 50 countries. The firm is a leader in investment banking, financial services for consumers and businesses, financial transaction processing, asset and wealth management, and private equity. A component of the Dow Jones Industrial Average, J.P. Morgan Chase & Co. has its corporate headquarters in New York and its U.S. retail financial services and commercial banking headquarters in Chicago. Under the JPMorgan, Chase and Bank One brands, the firm serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients. Information about the firm is available on the Internet at www.jpmorganchase.com.

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Media contacts: New York Joseph Evangelisti	212-270-7438	joseph.evangelisti@jpmorgan.com
Chicago Thomas Kelly	312 732-7007	thomas_a_kelly@bankone.com